SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


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[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
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                           MAXXAM INC.
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        (Name of Registrant as Specified in Its Charter)


         THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
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           (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

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            COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
                           PO BOX 20045
                     OAKLAND, CA  94620-0877
(510) 655-8248 (TEL) 1-877-634-6546 (TOLL FREE) (510) 658-0732
(FAX)

                                                  May 5, 2000

Dear Fellow Maxxam Shareholder:

In early 1999, we formed The Committee of Concerned Maxxam Shareholders because of what we saw as Maxxam's lack of effective leadership and disappointing performance. More than a year has passed, yet Maxxam is still a company in trouble. In the year ending March 31, 2000 Maxxam's stock has lost 43.4% of its value closing at $28.50. In 1998 Maxxam recorded a net loss of $57.2 million and in 1999 had an operating loss of $51.5 million.

In the accompanying proxy statement, we explain why we believe Maxxam continues to underperform and why the owners of Maxxam common stock could increase shareholder value by electing two independent directors, FORMER U.S. SENATOR PAUL SIMON AND FORMER FEDERAL JUDGE ABNER MIKVA, and supporting three resolutions proposing to improve Maxxam's corporate governance.

Please vote for the Committee's recommendations on the BLUE proxy card. To make sure your vote counts, please sign and date the BLUE proxy card and return it immediately in the postage-paid envelope provided. If you have already voted Maxxam's white proxy card, you can revoke that earlier vote by simply completing and returning our BLUE proxy card.

FORTUNE magazine (April 17, 2000) ranked Maxxam's board as one of the six worst in America, pointing to "the company's depressing performance: The stock is down 50% in the past 12 months." In two consecutive rankings, BUSINESS WEEK listed Maxxam on its roster of "The Worst Boards of Directors" in America. The most recent survey (January 24, 2000) ranked Maxxam's board as the 12th worst and described it as a "small, cozy board dominated by CEO. Makes repeat showing on worst list." The magazine CORPORATE BOARD MEMBER (Autumn 1999) named Maxxam's board one of five "Lollapa-losers." (Consent of publications not sought or obtained.)

From March 31, 1995 to March 31, 2000, Maxxam's share value has consistently lagged far behind its industry peers during the strongest bull run in stock market history. Maxxam's stock has recently hit a five year low. The graph summarizes Maxxam's performance since March 31, 1995.

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
            MAXXAM'S SHARE PERFORMANCE COMPARED
             TO THE S&P 500 AND INDUSTRY PEERS

                                            S&P Paper
                                            and
                         S&P      S&P       Forest
                         500      Aluminum  Products
               Maxxam    Index    Index     Index

1 Year Return  -43.4%     16.5%    56.9%     7.4%
2 Year Return  -53.5%     36.0%    58.6%    -1.7%
3 Year Return  -37.0%     97.9%    55.1%    21.5%
4 Year Return  -43.0%    129.2%    66.2%    19.5%
5 Year Return   -1.3%    199.3%   122.7%    24.7%

Source: Bloomberg News Service.  Notes: Data as of market close,
March 31, 2000. Returns summary takes into account share/index price return, but does not include dividends issued to shareholders.

The Committee members propose former U.S. SENATOR PAUL SIMON and former FEDERAL JUDGE ABNER MIKVA as its nominees to serve as the directors chosen by holders of Maxxam common stock. We believe our candidates have the integrity, leadership and business and legal experience necessary to make a substantial positive impact on Maxxam's management and board of directors.

               PAUL SIMON is currently the director of the Public Policy Institute at Southern Illinois University and a professor of public policy and journalism. He also serves on the board of directors of the photograph of Chicago Mercantile Exchange and of Penn-America Senator Simon Group, Inc. He served two terms as a United States
               Senator from Illinois and was also the Lieutenant Governor of Illinois and a Member of Congress from that State. He previously built a chain of 13 newspapers throughout southern and central Illinois.

               ABNER MIKVA was elected to five terms as a Member
               of Congress from Illinois until his appointment
               to the U.S. Court of Appeals for the D.C. Circuit
               in 1979, where he served as Chief Judge from 1991-
               94.  He served as White House Counsel in 1994-95
photograph of  and currently works in mediation and arbitration
Judge Mikva    for JAMS/Endispute, a dispute resolution firm.  He
               is also a visiting professor at the College of Law, University of Illinois and has legal experience in corporate and securities law.

Members of the Committee of Concerned Maxxam Shareholders are The
Rose Foundation for Communities and the Environment and the United Steelworkers of America.

THE CALIFORNIA PUBLIC EMPLOYEES' RETIREMENT SYSTEM (CalPERS), the third largest institutional investor of Maxxam stock with 229,800 shares of common stock (3.2% of common stock), and the NEW YORK STATE COMMON RETIREMENT FUND with 45,700 shares of common stock have independently endorsed Messrs. Simon and Mikva, who were independently nominated for Maxxam's board by Alan Kahn (of
Kahn Brothers & Company, Inc).

TO ENSURE THAT YOUR VOTE IS COUNTED, PLEASE REVIEW THIS TIME SENSITIVE INFORMATION AND SEND IN YOUR COMPLETED BLUE PROXY CARD TODAY. REMEMBER TO SIGN AND DATE THE BLUE PROXY CARD. IF YOU HAVE ALREADY VOTED MAXXAM'S WHITE PROXY CARD, YOU CAN REVOKE THE EARLIER VOTE BY SIMPLY COMPLETING AND RETURNING OUR BLUE PROXY CARD.

MAXXAM FACES COSTLY COURT CASES AND WHAT WE VIEW AS AVOIDABLE
LABOR AND ENVIRONMENTAL DISPUTES:

 --  Litigation filed by the FDIC and the U.S. Office of Thrift
     Supervision seeks $821 million in restitution and penalties based on allegations linking Maxxam and CEO Hurwitz to the failed United Savings Association of Texas.

 -- A labor dispute began on September 30, 1998, when 2,900 workers represented by the United Steelworkers of America went on strike at five plants run by Maxxam's 63%-owned Kaiser Aluminum Corporation's operating unit. On January 14, 1999, these workers offered to return to work but were locked out by the company. Kaiser Aluminum Corporation has reported a net loss of $54.6 million since the dispute began.

 -- A July 5, 1999, explosion that destroyed much of Kaiser's Gramercy, Louisiana alumina facility, injured 29 workers and left six severely injured. Since the labor dispute began, Kaiser has been operating this facility and four other plants using replacement workers. The federal Mine Safety and Health Administration ("MSHA") levied $533,000 in fines against Kaiser for 21 civil violations, including operating the plant beyond its limits, lack of worker training and "management's failure to identify hazardous conditions and unsafe practices." The fine is the largest ever assessed by MSHA for a non-fatal accident.

 -- According to The Wall Street Journal (3/22/00), MSHA has launched a criminal investigation to determine whether
     "Kaiser operated with criminal disregard for workers' safety, and whether the company destroyed crucial evidence."
     (Consent of publication not sought or obtained.).

 -- Maxxam has failed to capitalize on the so-called "Headwaters Agreement." Under this agreement, the company received an extraordinary payment of $380 million in cash and property in 1999, yet the Company posted significant operating losses. The Agreement has not ended the public controversy surrounding company timber operations. Maxxam currently faces seven pending lawsuits related to Pacific Lumber logging.

               INDEPENDENTLY SPONSORED RESOLUTIONS

The Committee supports three shareholder proposals to be voted on at the 2000 annual meeting. John Harrington and the As You Sow Foundation have proposed that shareholders approve a resolution recommending Cumulative Voting for directors. Brent Blackwelder has proposed Annual Elections of Maxxam's "general directors," who are elected by the holders of common and preferred stock, voting together. In addition, Nell Minow and The Rose Foundation for Communities and the Environment have proposed that shareholders approve a resolution recommending that a majority of board members to be independent. The Committee intends to support these important shareholder recommendations, and we encourage you to do the same.

            UNLOCK THE VALUE OF YOUR MAXXAM INVESTMENT

                     USE THE BLUE PROXY CARD

                 VOTE FOR MESSRS. SIMON AND MIKVA

         APPROVE THE CUMULATIVE VOTING, ANNUAL ELECTION
           AND INDEPENDENT BOARD SHAREHOLDER PROPOSALS

If you have any questions about the resolutions or Senator
Simon's and Judge Mikva's plans to increase shareholder value, please call The Committee of Concerned Maxxam Shareholders toll free at: 1-888-284-2959.

Sincerely,


          /s/ Jill Ratner          /s/ David Foster
              Jill Ratner          David Foster
              President            Director, District 11
              Rose Foundation      United Steelworkers of America
_________________________________________________________________

The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner, the Rose Foundation's president, who owns 90 shares of Maxxam common stock as a tenant in common; the United Steelworkers of America, which owns 1002 shares of Maxxam common stock; Paul Simon, who owns 100 shares of Maxxam common stock; Abner Mikva, who owns 50 shares of Maxxam common stock; the As You Sow Foundation, which owns 100 shares of Maxxam common stock; and Dorset Management Corporation, which does not own Maxxam stock. The Rose Foundation and the United Steelworkers of America constitute the members of the Committee of Concerned Maxxam Shareholders and Messrs. Simon and Mikva are the Committee's two nominees for director.

                      SEND IN YOUR COMPLETED
                      BLUE PROXY CARD TODAY.

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